                       AGREEMENT FOR PURCHASE OF EQUIPMENT
                                AMPAC-HG20010306
                                      2001








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


                       AGREEMENT FOR PURCHASE OF EQUIPMENT

CHAPTER I - GENERAL PRINCIPLES

1.1 The following contract is made by Shandong Huaguan Group General Company (hereinafter as Party A) and the American Pacific Aviation and Technology Corporation (hereinafter as Party B), based on the principle of mutual benefits and through negotiation, the purchase by Party A from Party B the production equipment of contactless smart cards.

1.2 It is agreed that Party B shall provide Party A with a full set, brand new, and state-of-art production equipment and complete production technology, technical information and all software for the production of contactless smart cards, to ensure the mechanically and electrically tested cards meeting the ISO/IEC7810, ISO/IEC10536, ISO/IEC14443 standards.

1.3 According to the laws and rules and regulations of the People's Republic of China and based on the principle of mutual benefits, the provisions of this agreement shall become effective and shall be executed at the same time with the "Agreement of Technical Services and Licensing".

CHAPTER II - PARTIES

2.1 Party A: Shandong Huaguan Group General Company is a registered corporation in the People's Republic of China.

      Legal Address:       34 Wen Hua Road South Border, Lai Wu City, Shandong,
                           People's Republic of China
      Telephone:           (86)
      Fax:                 (86)
      Zip Code:

2.2.  Party B: American Pacific Aviation and Technology Corp.

      Legal Address:       One Sansome Street, 19th Street
                           San Francisco, CA 94104, USA
      Telephone:           (415) 951-1078
      Fax:                 (415) 951-1046



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CHAPTER III - NAME, SPECIFICATIONS, QUANTITY, PRICE AND DELIVERY OF EQUIPMENT

3.1 Party B shall provide Party A with a complete, brand new and state-of-art test equipment and accessories for the production of contactless smart cards. Said equipment shall be able to produce 750 pieces of smart cards per hour. The total cost of the equipment and the moulds -- including technical services, licensing and accessories -- shall be US$1,736,000 (One Million and Seven Hundred Thirty Six Thousand US Dollars), based on the CIF Airport price.

3.2 Before packaging said production test equipment for shipment, Party A shall send three technical staff to come to the United States to conduct preliminary inspection of the equipment. Party B shall pay for the expense of the two-way air tickets, and provide lodging and transportation in the United States for the staff of Party A. Staff of Party A will stay in the United States for two weeks.

3.3 Delivery date of equipment: Within four months upon Party A's remittance of the first deposit.

CHAPTER IV - PAYMENT

4.1 Within 10 days upon effect of this contract, Party B shall provide a bank guarantee letter of 15% of the equipment total price, which is $260,400 (Two Hundred Sixty Thousand and Four Hundred US Dollars). Within three days upon receipt of the bank guarantee letter from Party B, Party A shall make payment to Party B in form of T/T.

4.2 A Letter of Credit of 85% of the total contractual price is issued on January 15, 2002, which is $1,475,600 (One Million Forty Hundred Seventy Five Thousand and Six Hundred US Dollars).

4.3 Upon approval of preliminary inspection by Party A in the United States, and upon receipt of the shipment slip and preliminary report by Party B after shipment, Party A shall pay Party B portion of the balance of the Letter of Credit, as specified in Provision 4.2, which shall be 75% of the total equipment price, that is, $1,302,000 (One Million Three Hundred and Two Thousand US Dollars).

4.4 Upon completion of installation and test run, Party A shall pay Party B the





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

      balance of Letter of Credit, as specified in Provision 4.2, which shall be 10% of the total equipment price, that is, $173,600 (One Hundred Seventy Three Thousand and Six Hundred US Dollars).

CHAPTER V - SPECIFICATIONS AND TECHNICAL CONDITIONS OF THE
EQUIPMENT

5.1 The production line supplied by Party B must be brand new, complete and shall correspond to the specifications of Appendix I - "Details of Equipment, Moulds and Accessories".

5.2 The performance and quality of the equipment shall meet the following requirements:

      5.2.1 Operation Capacity: Shall meet the specifications of the manual of the equipment
      5.2.2       Production Capacity: 750 cards/hour
      5.2.3       Product Specification: Shall meet the ISO standards
      5.2.4 Product Quality: the strength and durability of the mechanically tested cards shall meet the ISO standards, and the electrically tested cards shall meet the IEC standards

5.3 The following accessorize shall be accompanied with the equipment delivered by Party B:

      5.3.1 Special operation tools, maintenance and repair tools and testing tools (See Attachment 4)
      5.3.2 Easily worn parts of equipment (the quantity shall be enough for one year normal consumption) (See Attachment 2)
      5.3.3 Qualified raw materials to b used for the 106-hour test run production (during the test run period, fake chips will be used for five hours, and real chips will be used for another five hours. Products produced in real moulds during this period shall be the property of Party B).

5.4 The following documents shall be accompanied with the equipment delivered by Party B:

      5.4.1 The quality approval certificate and the manual of the equipment

      5.4.2       The packaging list of the equipment

      5.4.3       Manuals of installation, testing, operation and maintenance

      5.4.4 The quality assurance certificate and documentation, as specified in




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                  Chapter VII

      5.4.5       Drawings of easily worn parts and the list of accessories.

5.5 Upon effect of this contract, Party B shall, within forty days, mail a technical layout drawing and power supply information to Party A for the purpose of technical design

5.6 Party B shall, two months before the installation and test running of the equipment, send the following documents via air mail or dispatch staff to provide on-site guidance for Party A:

      5.6.1       The installation diagram and the foundation diagram
      5.6.2 The power parameters (including electrical power, compressed air, water and stream) of the equipment, and the technical information of power supply and special manufacturer requirements

5.7 The power utilization standards shall correspond to the power standards of the People's Republic of China, that is, 380+10 volts for the transformer, and 50+5% hertz for the frequency.

CHAPTER VI - INSTALLATION, TROUBLE-SHOOTING, TEST RUNNING AND RECEIPT AND ACCEPTANCE

6.1 When conditions of Party A can accommodate, Party B shall be responsible for installing and test running the equipment, as well as training the staff for Party A, to ensure that successful installation and test running be completed within two weeks upon the arrival of the equipment in the shop. Party A shall provide technical staff, workers, tools, equipment, facilities and other needs to accomplish the job.

6.2 Test run and acceptance of the equipment shall meet the terms set in Provision 5.2. The result of which must be acknowledged by both Parties A and B before signing the "Acceptance Approval Certificate".

6.3 During test run period, if the approval rate of the products produced is lower than 97% (including repairable products), another test run shall be performed, which shall test run for another three working days -- materials for test run shall be provided by Party B -- until the products meet the acceptance standards.



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

6.4 Large volume of production shall only begin after receipt and acceptance of the equipment.

6.5 Party B shall assume the cost of its staff during their period of working in the factory. Party A shall provide food in the factory and transportation within the city.

CHAPTER VII - QUALITY INSPECTION

7.1 Party B shall guarantee that the equipment is made of top materials, in top craftsmanship. The quality, specification and performance of the equipment shall meet the requirements specified in this contract.

7.2 Before delivery, Party B shall conduct a thorough and full inspection of the quality, specification and performance, as well as the quantity/weight of the equipment, and shall provide a certificate of inspection, along with the details and results of inspection confirming that the quality and quantity of the equipment meets the requirements of this contract. A quality and quantity inspection certificate shall be provided by Party B when the equipment is delivered to Party A.

7.3 Upon arrival of the equipment at the destination, Party A shall, in accordance to the laws and rules and regulations of the People's Republic of China, apply to have the equipment inspected by the Import and Export Inspection Bureau (hereinafter as Inspection Bureau). Parties A and B shall be both present at said inspection. Party A shall notify Party B thirty days in advance the inspection date and representative from Party B shall arrive at the inspection site on said inspection date. In the event Party B does not show up on time or does not send any representative to participate in the inspection, the Inspection Bureau shall continue the inspection as scheduled and Party A shall notify the result to Party B who shall acknowledge the result accordingly.

7.4 In the event that any quality or quantity error, or any missing part is found during the inspection that does not meet the requirements of this agreement, or any damage due to packaging, Party B shall within six weeks upon notice of said condition, make compensation, or shall make repairs at its own cost. In the event that any damage is caused by Party A, Party B shall replace the worn item as soon as possible, and the cost of replacement shall be assumed by Party A.



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

7.5 In the event the inspection finds any serious quality or quantity problem of the equipment, Party A shall have the right to return the equipment or request compensation based on the provisions of Chapter IX.

7.6 The warranty period of the equipment shall be 12 months, commencing the date when the equipment is received and accepted. During the warranty period Party B shall be responsible to repair or replace the equipment if the equipment is damaged or broken due its inherent problem.

CHAPTER VIII - PACKAGING AND SHIPMENT

8.1 When packaging, Party B shall use a new and solid wood container with necessary measures taken to prevent moist, shock, rust and rough loading and unloading of the equipment to ensure that the package is suitable for long distance transportation. If the package material used is of the needle bush type, Party B shall provide proof that the material used has been fumigated. If the package material used is of the not the needle bush type, Party B shall provide description of the type of material used for the use of Party A during the Custom process.

8.2   Packaging and Delivery Marks
      Party B shall mark with paint at the four sides of the container such information as the number of the container, the size, weight, net weight, destination, receipt code, "face up", "handle with care", "no moist", "hoisting point" and "gravity point".

8.3   Shipment Information

      8.3.1 When shipping, Party B shall fax Party A the following information:
                           A. Date of Shipment,
                           B. Port of Shipment,
                           C. Port of Destination, and
                           D. Number, Name, Quantity, Weight, Total Weight
                              and Size of the Container.
      8.3.2 Within five days after shipping, Party B shall send Party A via express mail the following information:
                           A. Shipment Slip, with specification of the name and
                              the quantity of the merchandize;


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

                           B. Packaging Slip: specifying the number, size,
                              weight of the container, and the name, quantity, net weight of the merchandize, and the date of shipment; and
                           C. Air bill of lading.
                           D. The inspection certificate provided by the
                              manufacturer, as specified under Chapter VII.
                           E. Insurance policy.

CHAPTER IX - COMPENSATION AND PENALTY

9.1 Within ten days upon arrival of the merchandize in the destination, in the event Party B finds that specifications, quantity and quality of the equipment do not match this contract, shall, by presenting the inspection certificate issued by the China Commercial Inspection Bureau, demand compensation from Party B.

9.2 Party A shall assume the actual cost of overtime for any delay of installation and test running of the equipment caused by Party A.

9.3 In the event Party B does not respond within 30 days upon compensation demand made by Party A, it shall be considered that Party B accept said claim. In the event Party B provides a timely objection, the matter shall be resolved by negotiations. In the event negotiations fail to settle the issue, any party shall have the right, according to Provision 11, request arbitration.

9.4 Except for force majeure as specified in Provision 10.1, in the event the Party B fails to deliver the merchandize on time according to the contract, Party A shall agree that Party B can postpone its delivery provided that Party B shall pay a penalty of 0.5% of the total cost for every delayed week but this penalty shall not exceed 5% of the total cost. In the event the delay of delivery exceeds ten weeks, Party A shall have the right to terminate the contract.

9.5 Without written agreement of Party B, Party A cannot transfer the related patent technology of the equipment to any third party, nor Party A can duplicate the equipment of Party B at its discreet. In the event Party B by its discreet allows any third party to use said technology, Party A shall pay a default sum of US$600,000 to Party B. In the event Party A at its discreet duplicates the technology of Party B, Party A shall pay a default sum of US$600,000 to Party B. Despite payment of the default sum, Party B shall reserve the right to pursue





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      claim against the third party and against Party A for infringement.


CHAPTER X - FORCE MAJEURE

10.1 During the time of manufacturing or in the process of shipping, in the event of war, fire, flood, typhoon, earthquake or other force majeure acknowledged by both parties that causes Party B fail or delay to execute the provisions of this contract as schedule, Party B shall assume no liability. In the event of force majeure, Party B shall notify Party A immediately and shall within two weeks, send a government endorsed certificate to Party A via air mail.

10.2 Upon removal of force majeure, both parties shall negotiate whether the contract be continued.

CHAPTER XI - ARBITRATION

11.1 In the event of any dispute arises during the execution of this agreement or is related to this agreement, both parties shall try to resolve the issue through friendly negotiation. In the event negotiations fail, said dispute shall be brought to the China International Economic and Trade Arbitration Committee, for arbitration in Beijing, according to the arbitration process set by said Committee.

11.2 The decision of the Arbitration Committee shall be final and shall have binding effect upon both parties. Arbitration fee shall be paid by the losing party.

11.3 During the period of arbitration, other non-disputed provisions of the contract shall be continued to execute.

CHAPTER XII - GOVERNING LAWS AND VALIDATY

12.1 When executing this agreement, both Parties A and B shall comply with the laws and rules and regulations of the People's Republic of China.

12.2  This agreement shall become effective upon the date signed.

12.3 After this agreement becomes effective, both Parties A and B shall, if needed, negotiate revisions to accommodate the practicalities of executing this agreement. These revisions shall become effective when both parties sign the amendment.




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

      Neither party can amend the agreement individually.

CHAPTER XIII - DOCUMENTS

13.1  Interpretation of this agreement shall be based by the Chinese original.

13.2  This agreement is signed December 26, 2001.

13.3  This agreement contains four original copies.


PARTY A:    Shandong Huaguan Group General Company
Company Representative: (Signature)

PARTY B:    The American Pacific Aviation and Technology Corporation
Company Representative: (Signature)




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


                   TECHNICAL SERVICES AND LICENSING AGREEMENT

This agreement is made between the Shandong Huaguan Group General Company, (hereinafter as Party A), of China, and the American Pacific Aviation and Technology Corporation (hereinafter as Party B), based on the principle of mutual benefits and through friendly negotiations, for the provision of technical services and patent technology (exclusive technology) by Party B to Party A for the production of contactless smart cards.

1. Party B shall provide Party A with the full set of technology (including technical process, operation rules, maintenance rules, inspecting and testing rules, and all drawings, information, software or patent technology) for the production of contactless smart cards and shall guarantee that the production equipment and products produced meet the requirements of the "Agreement for Purchase of Equipment".

2. The patent technology and exclusive technology provided by Party B to be used by Party A inside the People's Republic of China, in a non-exclusive manner, shall not involve any industrial property rights of any other countries or companies and Party A shall be legally protected that it has the legal right of utilization.

3. Without written permission of Party B, Party A shall not transfer the patent technology or exclusive technology to any third party, nor shall Party A duplicate the equipment provided by Party B. Without the permission of Party B, Party A shall not allow business or technical personnel of other party to look at the production line, nor shall Party A provide any technical information to any other party. Without consent of Party A, Party B shall not allow any personnel from any third party to visit the work site and study the production line.

4. Party B shall be responsible for providing all technical services of installation, trouble shooting, test running, receipt and acceptance and shall solve all the technical problems before receipt and acceptance to ensure that the equipment will be able produce 750 cards/hour. Party A shall provide lodging, food and transportation for technical staff from Party B and shall delegate special staff to coordinate the project to ensure that installation, trouble shooting and test running go through smoothly. Travel expenses for experts from Party B shall be paid by Party B.



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

5. Party B shall train the staff of Party A for a period of two weeks. Party A shall select qualified staff to receive training. In the event that members from Party A not fully master the production technology after the training period, said period can be extended to three or four weeks, the cost of such extension shall be assumed by Party A.

6. Party B shall cover the full cost of providing the complete technology (including the cost of providing technical details, operation rules, maintenance rules, inspection and testing rules, administration system, drawings and information and software and the compensation and travel expenses of experts from Party B sent to China) and the cost of patent technology and exclusive technology licensing, and staff training. All these costs are included in the equipment purchase cost paid by Party A and Party A shall pay no additional fee. In addition, at least half a year before the actual production starts, Party B shall send one to three technical staff to work at Party A's site to provide on-site production assistance and technical support. Cost of which shall be assumed by Party B.

7. This agreement, along with the "Agreement for Purchase of Equipment" and "Agreement for Purchase of Raw Materials and Sales of Products", shall become effective at the same time.

8.    Default
      Both parties shall execute the provisions of the agreement sincerely. In the event any party fails to execute any of the above provisions, which causes the economic loss of the other party, the defaulting party shall compensate the loss. Claims and penalties shall be executed according to provisions of Chapter IX of the "Agreement for Purchase of Equipment".

9.    Settlement of Dispute
      Any dispute over the agreement by Parties A and B shall be settled through friendly negotiation. In the event negotiation fails to settle the dispute, it shall be arbitrated by the China International Economic and Trade Arbitration Committee. Fee for arbitration shall be paid by the losing party.

10.   This agreement shall become effective on the date when it is signed.

11. This agreement contains four original copies, with each party holding two copies




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

      each. All copies bear equal validity.


PARTY A: Shandong Huaguan Group General Company
Representative of Company: (Signature)

PARTY B: American Pacific Aviation and Technology Corporation
Representative of Company: (Signature)














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


                   APPENDIX: EQUIPMENT, MOULDS AND ACCESSORIES

----------------------------------------------------------------------------------------------------
         NO.                  QTY                  DESCRIPTION                PART NUMBER
----------------------------------------------------------------------------------------------------
          1                    1                   Pick/Place                   CICC-18
----------------------------------------------------------------------------------------------------
          2                    1             Wire Embedder (2 heads)            CICC-13
----------------------------------------------------------------------------------------------------
          3                    1                     Welder                     CICC-20
----------------------------------------------------------------------------------------------------
          4                    1                    Laminator                    CICC-9
----------------------------------------------------------------------------------------------------
          5                    1           Pulling Power Test Machine
----------------------------------------------------------------------------------------------------
          6                    1            Temperature Test Machine
----------------------------------------------------------------------------------------------------
          7                    1              Card Testing Machine
----------------------------------------------------------------------------------------------------
          8                    1              Chip Testing Machine
----------------------------------------------------------------------------------------------------




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


                             SUPPLEMENTARY AGREEMENT

Shandong Huaguan Group General Company (hereinafter as Party A) and American Pacific Aviation and Technology Corporation (hereinafter as Party B), have revised the agreement for the purchase of the second contactless IC smart card production line by Party A from Party B in Beijing on April 20, 2002, the terms and conditions of which are as follow:

1. The two-head ultrasound wire embedder of the production line, as specified in the contract, be changed to a four-head ultrasound wire embedder. A Bonding Re-Work Station shall also be included. The total amount of which is US$364,000.

2. The contract, in the amount of US$1,736,000, signed on December 26, 2001, remains the same and shall be executed according to the original terms and conditions. As for the additional US$364,000, Party A shall expedite its process of bidding and mechanical and electric review in China, and upon completion of said process, shall make payment according to the contract.

3. This agreement and the former purchase agreement both are legally valid, with each party holding one copy. Matters not completed shall be resolved by negotiations.


Representative of Party A:    Wang Shi-fan
Signature:
Date:

Representative of Party B:    Yue Hao
Signature:
Date:                         April 10, 2002





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